Exhibit 3.3.2

AMENDMENT NO. 2
TO
THE FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
LONGEVERON LLC

WHEREAS, Longeveron LLC, a Delaware limited liability company (the “Company”), has heretofore been formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act;

WHEREAS, the Company and its Members have entered into that certain First Amended and Restated Limited Liability Company Agreement, effective as of December 31, 2014, as amended by the Prior Amendments (as defined below), Amendment No. 1 to the Limited Liability Company Agreement (the “First Amendment”), effective as of July 18, 2017 (as amended, the “Operating Agreement”);

WHEREAS, the Members and the Board desire to ratify the Prior Amendments;

WHEREAS, the First Amendment incorrectly referenced that it was amending certain provisions of the Company’s Limited Liability Company Agreement effective as of November 20, 2014 (the “Prior Operating Agreement”);

WHEREAS, the Members and the Board desire to amend the First Amendment to clarify that it amends the Operating Agreement and not the Prior Operating Agreement;

WHEREAS, on April 20, 2017, 10,000 Series A Units and 10,000 Series B Units held by Fuerst Ittleman David and Joseph, PL, a Florida professional limited liability company (“FIDJ”), were transferred to the Founder and the Sponsor, respectively, pursuant to the provisions of Section 3.a. of that certain Settlement Agreement by and among the Company, the Founder and FIDJ, dated as of April 20, 2017;

WHEREAS, the Board previously authorized the issuance of 10,000 Series C Units to Dr. Joshua Hare under the terms of the December 22, 2016 Exclusive License Agreement between the Company and Dr. Hare, however, such Series C Units were not issued to Dr. Hare;

WHEREAS, such Board authorization was incorrect, given that JMHMD Holdings LLC, a limited liability company owned by Dr. Hare, is the party to such Exclusive License Agreement and should instead be the recipient of the 10,000 Series C Units the Board previously authorized to be issued to Dr. Hare;

WHEREAS, JMHMD Holdings LLC has signed a Joinder Agreement, whereby it has agreed to become bound by the terms and conditions of the Operating Agreement;

WHEREAS, pursuant to Section 3.01 and Section 16.09 of the Operating Agreement, the board desires to amend the Members Schedule to reflect such Transfer of Series A Units and Series B Units back to the Founder and the Sponsor and to reflect the issuance of 10,000 Series C Units to JMHMD Holdings LLC;

WHEREAS, pursuant to Section 4.06(d)(iv) and Section 16.09 of the Operating Agreement, the undersigned Members of the Company, including the Founder and the Sponsor, desire to amend the Operating Agreement to authorize an additional 31,403 Series C Units so that the total number of authorized Series C Units is 331,403; and

WHEREAS, pursuant to Section 16.09 of the Operating Agreement, the Founder and the Sponsor desire to further amend the Operating Agreement as provided herein.

NOW, THEREFORE, this Amendment No. 2 to the Limited Liability Company Operating Agreement of Longeveron, LLC (“Amendment”) is hereby adopted as of the 5th day of October, 2017 (the “Amendment Effective Date”), as follows:

1. Prior Amendments. The following amendments to the Original Operating Agreement were adopted through various actions by written consent of the Board and the Members (the “Prior Amendments”), and are hereby confirmed, ratified and approved in all respects by the Members and the Board:

(i) Section 11.02(b)(i), clause (y), of the Original Operating Agreement is amended to delete the reference to “Jeffrey Soffer” and replace it with “Michele King Soffer.”

(ii) Section 8.02(c) of the Original Operating Agreement is deleted in its entirety and replaced with the following:

“(c) Upon final payment of the foil amount of the Sponsor’s Initial Capital Contribution, the Company and the Members may take such actions as they may deem necessary to increase the number of managers constituting the Board, with such increases to always be accomplished by appointing two (2) new managers.

(i) Such Board expansion under Section 8.02(c) will occur as follows:

(A) Series A Members will name one additional Series A Manager; and

(B) Series B Members will name one additional Series B Managers.”

2. Amendment to the First Amendment.

(i) The reference in the title of the First Amendment to “THE LIMITED LIABILITY COMPANY AGREEMENT” is hereby deleted and replaced with “FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT.”

(ii) The reference in second WHEREAS clause in the First Amendment to “Limited Liability Company Agreement, effective as of November 20, 2014” is hereby deleted and replaced with “First Amended and Restated Limited Liability Company Agreement, effective as of December 31, 2014, as amended.”

(iii) The reference in the NOW, THEREFORE, clause in the First Amendment to “Limited Liability Company Operating Agreement” is hereby deleted and replaced with “First Amended and Restated Limited Liability Company Agreement.”

3. Further Amendments to the Operating Agreement.

(i) The fourth sentence of Section 3.02 of the Operating Agreement is hereby amended and restated its entirety to read as follows:

“The Company shall have the authority, subject to compliance with the terms hereof, to issue up to 331,403 Series C Units, provided that 200,000 of such Series C Units shall be reserved for issuance under the Incentive Plan.”

(ii) Section 6.02 of the Operating Agreement is hereby amended by inserting the following after paragraph (c):

“(d) In the event any Member has a deficit Capital Account at the end of any Company Fiscal Year that is in excess of the sum of (i) the amount such Member is obligated to restore, and (ii) the amount such Member is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g)(1) and 1,704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.02(d) shall be made if and only to the extent that such Member would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Article VI have been tentatively made as if Section 6.02(c) hereof and this Section 6.02(d) were not in the Agreement.

(e) Nonrecourse Deductions for any taxable year or other period shall be allocated among the Members in proportion to their respective Common Units.

(f) Any Member Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).

(g) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of his or her interest, in the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.”

Section 6.02 of the Operating Agreement is hereby further amended by relabeling the last two paragraphs of such Section (former paragraphs (d) and (e)) as paragraphs “(h)” and “(i)”, respectively.

Section 6.02 of the Operating Agreement is hereby further amended by deleting the first sentence and header of paragraph (h), and replacing it with the following:

“(h) The allocations set forth in paragraphs (a), (b), (c), (d), (e), (f) and (g) above (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations under Code Section 704.”

(iii) Section 6.03(a) of the Operating Agreement is hereby amended by deleting the reference to “Section 6.03(e)” and replacing it with “Section 6.03(i)”.

(iv) Section 7.02(a) of the Operating Agreement is hereby amended and restated in its entirety to read as follows:

“(a) first, (x) prior to all Drawdowns having been made, to the Members holding Series A and Series B Units pro rata in proportion to such holdings until Distributions under this Section 7.02(a) equal: (i) in the case of the Series A Units, the aggregate amount of Capital Contributions attributable to the holders of Series A Units in respect of their acquisitions of such Common Units; and (ii) in the case of the Series B Units, $25 million; and (y) at or after all Drawdowns have been made, to the Members holding Series A Units and Series B Units pro rata in proportion to their holdings of such Common Units, until Distributions under this Section 7.02(a) equal the aggregate amount of Capital Contributions attributable to the Members holding Series A Units and Series B Units in respect of their acquisitions of such Common Units”.

(v) Sections 13.05 and 13.06 of the Operating Agreement are renumbered as Sections 13.06 and 13.07 respectively and a new Section 13.05 is added to the Operating Agreement to read in its entirety as follows:

“Section 13.05 Partnership Representative

(a)	For any taxable year of the Company in which, and to the extent that, the provisions of Subchapter C of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (together with any proposed, temporary or final Treasury Regulations promulgated at any time thereunder, the “Post-TEFRA Partnership Audit Rules”) apply to the Company, the Members shall appoint for the Company a person to serve as the “Partnership Representative,” as such term is defined in Section 6223(a) of the Post-TEFRA Partnership Audit Rules. The Members hereby appoint Sponsor as the initial Partnership Representative. The Company shall reimburse the Partnership Representative for all expenses reasonably incurred in connection with all examinations of the Company’s affairs by any taxing authority, including any resulting tax proceedings, and is authorized to expend Company funds for professional services and costs associated therewith. The Partnership Representative may rely on the advice or services of any lawyers, accountants, tax advisers, or other professional advisers or experts and shall not be liable for any damages, costs or losses to any persons, any diminution in value or any liability whatsoever arising as a result of its so relying.

(b)	The Partnership Representative shall promptly provide the Company and all Members with copies of any material notices received by the Partnership Representative in connection with any proceeding or potential adjustment relating to the Company that is subject to the Post-TEFRA Partnership Audit Rules, and shall use commercially reasonable efforts to keep the Members informed of all such proceedings or potential adjustments.

(c)	The Partnership Representative shall have authority to act on behalf of the Company and, subject to the approval of an affirmative vote of the Members holding at least a majority of the outstanding Common Units entitled to vote as to any material decisions, make all relevant decisions regarding application of the Post-TEFRA Partnership Audit Rules, including, but not limited to, any elections under the Post-TEFRA Partnership Audit Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any proceeding before the Internal Revenue Service if the Members or any of their constituent partners or members could be affected thereby.

(d)	Notwithstanding other provisions of this Agreement to the contrary, if any “partnership adjustment” (as defined in Section 6241(2) of the Code) is determined with respect to the Company, the Partnership Representative, subject to the approval of affirmative vote of the Members holding at least a majority of the outstanding Common Units entitled to vote, may cause the Company to elect pursuant to Section 6226 of the Code to have such adjustment passed through to the Members for the year to which the adjustment relates (i.e., the “reviewed year” within the meaning of Section 6225(d)(1) of the Code). In the event that the Partnership Representative has not caused the Company to so elect pursuant to Section 6226 of the Code, then any “imputed underpayment” (as determined in accordance with Section 6225 of the Code) or “partnership adjustment” that does not give rise to an “imputed underpayment” shall be apportioned among the Members of the Company for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Partnership Representative in good faith), so that, to the maximum extent possible, the tax and economic consequences of the partnership adjustment and any associated interest and penalties are borne by the Members based upon their interests in the Company for the reviewed year.

(e)	The Members agree to cooperate in good faith to timely provide information requested by the Partnership Representative as needed to comply with the Post-TEFRA Partnership Audit Rules, including without limitation to make (and take full advantage of) any elections available to the Company under the Post-TEFRA Partnership Audit Rules. Each Member agrees that, upon request of the Partnership, such Member shall take such actions as may be necessary or desirable (as determined by the Partnership Representative) to (i) allow the Company to comply with the provisions of Section 6226 of the Code so that any “partnership adjustments” are taken into account by the Members rather than the Company or (ii) file amended tax returns with respect to any “reviewed year” (within the meaning of Section 6225(d)(1) of the Code) to reduce the amount of any “partnership adjustment” otherwise required to be taken into account by the Company. The provisions contained in this Section 13.05(e) shall survive the dissolution of the Company, the withdrawal of any Member, and/or transfer of any Member’s interest in the Company.”

(vi) Section 15.01(a) of the Operating Agreement is hereby amended and restated to read in its entirety as follows:

“(a) Covered Persons. As used herein the term “Covered Person” shall mean (i) each Member, (ii) each officer, manager, director, shareholder, partner, member, controlling Affiliate, employee, agent or representative of each Member, and each of their controlling Affiliates, and (iii) each Manager, Officer, employee, agent, tax matters partner, Partnership Representative or representative of the Company.”

(vii) Exhibit A of the Operating Agreement is hereby amended by inserting the following alter the definition of “Non-Exercising Member” and before the definition of “Nonrecourse Liability”:

““Nonrecourse Deductions” shall mean deductions having the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).”

(viii) The Members Schedule is hereby amended and restated in its entirety as set forth on Schedule A attached hereto and incorporated herein by reference.

(ix) The Managers Schedule is hereby amended and restated in its entirety as set forth on Schedule B attached hereto and incorporated herein by reference.

4. Operating Agreement. Except as otherwise provided herein, all of the provisions of the Operating Agreement shall remain in full force and effect.

5. Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and all other parties to the Operating Agreement and their respective successors and assigns.

6. Governing Law. This Amendment shall be governed by, and interpreted in accordance with the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

7. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

8. Counterparts; Defined Terms. This Amendment may be executed in one or more counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Amendment. Capitalized terms not otherwise defined herein shall have the meaning assigned thereto in the Operating Agreement.

[Remainder of Page Intentionally Left Blank]
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the Amendment Effective Date.

The Company:

LONGEBERON LLC

By:	/s/ Joshua M. Hare, M.D.
Name:	Joshua M. Hare, M.D.
Title:	Chairman of the Board

The Members:

DS MED, LLC

By:	/s/ Donald Soffer
Name:	Donald Soffer
Title:	Manager

Joshua M. Hare, M.D.

By:	/s/ Joshua M. Hare, M.D.
Joshua M. Hare, M.D.

The Board:

/s/ Joshua M. Hare, M.D.
Joshua M. Hare, M.D.

/s/ Donald M. Soffer
Donald M. Soffer

/s/ Neil E. Hare
Neil E. Hare

SCHEDULE A

MEMBERS SCHEDULE
(AS OF OCTOBER 15, 2018)

[intentionally deleted- confidential material]

SCHEDULE B

MANAGERS SCHEDULE
(AS OF OCTOBER 5, 2017)

[intentionally deleted- confidential material]

JOINDER AGREEMENT

This Joinder Agreement is made and entered into effective as of the 9th day of October, 2017, by and between LONGEVERON LLC (“Longeveron”) and JMHMD HOLDINGS LLC (the “Investor”).

Admission. Investor is hereby admitted as a Member of Longeveron and shall have all the rights and be subject to all the obligations of a Member under the Longeveron LLC First Amended and Restated Limited Liability Company Agreement originally dated December 31, 2014, as amended by Amendment No. 1 to the Limited Liability Company Agreement dated July 18, 2017, Amendment No. 2 to the Limited Liability Company Agreement effective as of October 5, 2017, as further amended from time to time (the “Operating Agreement”).

Agreement to Be Bound By Operating Agreement. Investor acknowledges receipt of a copy of the Operating Agreement and by execution hereof agrees to become a party to and be bound by all the terms and conditions of the Operating Agreement as a Member.

Counterparts. This Joinder Agreement may be executed in multiple counterparts.

Intending to be legally bound hereby, the parties hereto have caused this Joinder Agreement to be executed as of the date first written above by a duly authorized person.

LONGEVERON LLC

By:	/s/ Dr. Joshua M. Hare, M.D.
Name:	Dr. Joshua M. Hare, M.D.
Title:	Co-Founder / Chief Scientific Officer

INVESTOR:

JMHMD Holdings LLC

By:	/s/ Joshua M. Hare
Name:	Joshua M. Hare
Title:	Manager